SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 11-K/A

☒ ANNUAL REPORT PURSUANT TO SECTION 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002

Or

☐ TRANSITION REPORT PURSUANT TO SECTION 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period                   to

COMMISSION FILE NUMBER 0-16960

GENLYTE THOMAS CONSOLIDATED
THRIFT SAVINGS PLAN FOR HOURLY EMPLOYEES

THE GENLYTE GROUP INCORPORATED

10350 ORMSBY PARK PLACE, SUITE 601

LOUISVILLE, KENTUCKY 40223

The Genlyte Group Incorporated hereby files Amendment No. 1 to its Annual Report on Form 11-K for the year ended December 31, 2002.

This amendment is being filed to add the Section 906 Certification as required by the Sarbanes-Oxley Act and add updated consents from the external auditors.

There are no other changes to the Form 11-K for the year ended December 31, 2002.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this Amendment No. 1 to be signed on its behalf by the undersigned hereunto duly authorized.

Genlyte Thomas Consolidated Thrift Savings Plan for Hourly Employees
(Name of Plan)

August 15, 2003	\s\ Raymond L. Zaccagnini
(Date)	(Signature)

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Raymond L. Zaccagnini, Secretary and Vice President Administration of Genlyte Thomas Group, LLC, on behalf of the Genlyte Thomas Pension and Benefits Committee which functions as the chief executive officer and chief financial officer of the Genlyte Thomas Consolidated Thrift Savings Plan for Hourly Employees (the “Plan”) certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)          the Annual Report on Form 11-K for the Plan for the fiscal year ended December 31, 2002 (the “Periodic Report”) which this statement accompanies fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)          the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operation of the Plan.

This certificate is being furnished solely for purposes of Section 906 and is not being filed as part of the Periodic Report.

Dated: August 15, 2003	/s/ Raymond L. Zaccagnini
Raymond L. Zaccagnini
Member, Genlyte Thomas Pension and Benefits Committee

Secretary and Vice President Administration

Genlyte Thomas Group, LLC